UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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Ryder System, Inc.

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Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m., Eastern Daylight Time

Date:	Friday, May 4, 2007

Place:	Hilton Miami Airport and Towers 5101 Blue Lagoon Drive Miami, Florida 33126

Purpose:	1. To elect five directors. 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor. 3. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 9, 2007.

Proxy Voting:	Your vote is important. You may vote by signing, dating and returning the enclosed proxy card in the proxy envelope, by calling the toll free number on the proxy card or via the Internet using the instructions on the proxy card.
By order of the Board of Directors,
Robert D. Fatovic
Executive Vice President, General Counsel and Corporate Secretary
Miami, Florida
March 23, 2007

RYDER SYSTEM, INC.
11690 N.W. 105th STREET
MIAMI, FLORIDA 33178

PROXY STATEMENT

INFORMATION ABOUT OUR ANNUAL MEETING

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2007 annual meeting of shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision. The notice of annual meeting, this proxy statement and the proxy card are being mailed to shareholders on or about March 23, 2007.

Q:	When and where is the annual meeting?

A:	We will hold the annual meeting on Friday, May 4, 2007, at 11:00 a.m. Eastern Daylight Time at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126. A map with directions to the meeting can be found on the enclosed proxy card.

Q:	What am I voting on?

A:	You are voting on two proposals:

1. Election of directors as follows: David I. Fuente, Eugene A. Renna, Abbie J. Smith and Christine A. Varney for a three-year term expiring at the 2010 annual meeting of shareholders and Luis P. Nieto, Jr. for a two-year term expiring at the 2009 annual meeting of shareholders.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor.

You will also be voting on such other business, if any, as may properly come before the meeting, or any adjournment of the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote:

• FOR the election of each of the director nominees.

• FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor.

Q:	Who can vote?

A:	Holders of Ryder common stock at the close of business on March 9, 2007 are entitled to vote their shares at the annual meeting of shareholders. As of March 9, 2007, there were 60,825,393 shares of common stock issued and outstanding.

Q:	What is a shareholder of record?

A:	You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Trust Company, N.A.

Q:	What is a beneficial shareholder?

A:	You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (the “nominee”) holds your shares. This is often called ownership in “street name,” since your name does not appear anywhere in our records.

Q:	What shares are reflected on my proxy?

A:	Your proxy reflects all shares owned by you at the close of business on March 9, 2007. For participants in our 401(k) Plan, shares held in your account as of that date are included in your proxy.

Q:	How many votes are needed for the proposals to pass?

A:	The affirmative vote of the holders of at least a majority of the total number of shares outstanding and entitled to vote is required for the election of each director and for approval of each proposal to be presented at the meeting.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum. Broker non-votes and proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Q:	Who can attend the annual meeting?

A:	Only shareholders and their guests are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the enclosed proxy card.

If your shares are held in our 401(k) Plan, the enclosed proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 1, 2007. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan in the same proportion as those shares in our 401(k) Plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your broker, bank or trustee included with your proxy materials.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the annual meeting.

If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a proxy from the nominee and bring that proxy to the annual meeting.

Q:	Who pays the cost of this proxy solicitation?

A:	We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist with the distribution of proxy materials and the solicitation of votes at an estimated cost of $19,500, plus out-of-pocket expenses. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone.

Q:	What is Householding?

A:	The Securities and Exchange Commission’s (SEC) Householding rule affects the delivery of our annual disclosure documents (such as annual reports, proxy statements and other information statements) to shareholders. Under this rule, we are allowed to deliver a single set of our annual report and proxy statement to multiple shareholders at a shared address or household, unless a shareholder at that shared address delivers contrary instructions to us through our transfer agent, Computershare Trust Company, N.A. Each shareholder will continue to receive a separate proxy card or voting instruction card even when a single set of materials is sent to a shared address under the Householding program. The Householding program is designed to reduce the expense of sending multiple disclosure documents to the same address.

If you are a registered shareholder and you want to request a separate copy of this proxy statement or accompanying annual report, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178, or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, Computershare Trust Company, N.A. by calling (800) 730-4001, in writing at Computershare, P.O. Box 43010, Providence, RI 02940-3010, or by e-mail at shareholder- equiserve@computershare.com. Our 2006 annual report and this proxy statement are also available through our website at www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting Computershare in the manner set forth above.

If a broker or other nominee holds your shares, please contact such holder directly to inquire about the possibility of Householding.

Q:	Who tabulates the votes?

A:	Our Board of Directors has appointed Computershare Trust Company, N.A. as the independent Inspector of Election. Representatives of Computershare will count the votes.

Q:	Is my vote confidential?

A:	Yes. The voting instructions of shareholders of record will only be available to the Inspector of Election (Computershare) and proxy solicitor (D.F. King). Voting instructions for employee benefit plans will only be available to the plans’ trustees and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s bank, broker or trustee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy card marked “abstain” or “withheld” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present. Accordingly, a marking of “abstain” or “withheld” on any proposal will have the same effect as a vote against the proposal.

Q:	What if I sign and return my proxy card without making any selections?

A:	If you sign and return your proxy card without making any selections, your shares will be voted “FOR” proposals 1 and 2. If other matters properly come before the meeting, the proxy committee will have the authority to vote on those matters for you at their discretion. At this time, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor even if the broker does not receive voting instructions from you.

If you are a beneficial shareholder and your shares are held by a bank, trustee or other agent, your shares will not be voted unless you give the nominee voting instructions.

Q:	How do I change my vote?

A:	A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the annual meeting.

If you are a beneficial shareholder, you may change your vote by following the nominee’s procedures for revoking or changing your proxy.

Q:	When are shareholder proposals for next year’s annual meeting due?

A:	To be considered for inclusion in Ryder’s 2008 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 24, 2007. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2008 annual meeting of shareholders (but not required to be included in our proxy statement) 90 days before the date of the 2008 annual meeting.

There are additional requirements under our By-Laws and the proxy rules to present a proposal, such as continuing to own a minimum number of Ryder shares until the annual meeting. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

Q:	Can I receive future proxy materials electronically?

A:	Yes. If you are a shareholder of record you may, if you wish, receive future proxy statements and annual reports online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time.

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce our printing and mailing costs.

ELECTION OF DIRECTORS
(Proposal 1)
Under our By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The four directors whose terms expire at the 2007 Annual Meeting of Shareholders are David I. Fuente, Eugene A. Renna, Abbie J. Smith and Christine A. Varney. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Mr. Fuente, Mr. Renna, Ms. Smith and Ms. Varney for re-election at the 2007 Annual Meeting of Shareholders for a three-year term that expires at the 2010 Annual Meeting of Shareholders, and each have consented to serve if elected.
In February 2007, the Board of Directors elected Luis P. Nieto, Jr. to the Board of Directors. A third-party search firm identified Mr. Nieto as a Board candidate, and after an interview process and a recommendation by the Corporate Governance and Nominating Committee, the Board approved his election to the Board. The search firm was paid a fee for their service. In accordance with our By-Laws, Mr. Nieto is being nominated for election at the 2007 Annual Meeting of Shareholders. Because our By-Laws require that the number of directors whose terms expire in any given year remains as nearly equal in number as possible, Mr. Nieto is being nominated to serve in the class of directors whose terms expire at the 2009 Annual Meeting of Shareholders. Mr. Nieto has consented to serve if elected.
The Board of Directors determined that each director nominee qualifies as independent under applicable regulations, our By-Laws and the categorical independence standards adopted by our Board of Directors in December 2006. These categorical independence standards are set forth under “Director Independence” on page 11 of this proxy statement.
L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II are currently serving terms that expire at the 2008 Annual Meeting of Shareholders. John M. Berra, Daniel H. Mudd, E. Follin Smith and Gregory T. Swienton are currently serving terms that expire at the 2009 Annual Meeting of Shareholders. In February 2007, Daniel H. Mudd informed us that he was resigning from the Board of Directors effective at the 2007 Annual Meeting of Shareholders.
The principal occupation and certain other information about each director and director nominee appears on the following pages.
The Board of Directors recommends a vote FOR the election of each of the director nominees.

NOMINEE FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2009 ANNUAL MEETING

Luis P. Nieto, Jr., 51, is President of the Refrigerated Foods Group for ConAgra Foods Inc., one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company.

Mr. Nieto was elected to the Board of Directors in February 2007 and is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Mr. Nieto is a member of the University of Chicago’s College Visiting Committee.
NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2010 ANNUAL MEETING

David I. Fuente, 61, served as Chairman and Chief Executive Officer of Office Depot, Inc. from 1987, one year after the company was founded, until he retired as its Chief Executive Officer in June 2000 and as Chairman in December 2001. Before joining Office Depot, Mr. Fuente served for eight years at the Sherwin-Williams Company as President of its Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc.

Mr. Fuente was elected to the Board of Directors in May 1998 and is a member of the Compensation Committee and the Finance Committee.

Mr. Fuente serves on the Boards of Directors of Office Depot, Inc. and Dick’s Sporting Goods, Inc.

Eugene A. Renna, 62, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President and a member of its Board of Directors. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles such as: responsibility for all marketing and refining operations in the Pacific Rim, Africa and Latin America; Executive Vice President of International Marketing and Refining Division; Vice President of Planning and Economics; President of Mobil’s worldwide Marketing and Refining Division; and Executive Vice President and Director of Mobil.

Mr. Renna was elected to the Board of Directors in July 2002 and is a member of the Audit Committee and the Finance Committee.

Mr. Renna serves on the Board of Directors of Fortune Brands, Inc.

Abbie J. Smith, 53, is the Boris and Irene Stern Professor of Accounting at the Graduate School of Business of the University of Chicago. She joined their faculty in 1980 upon completion of her Ph.D. at Cornell University. The primary focus of her research is corporate restructuring, transparency, and corporate governance Professor Smith is a co-editor of the Journal of Accounting Research.

Ms. Smith was elected to the Board of Directors in July 2003 and is the Chair of the Audit Committee and a member of the Finance Committee.

Ms. Smith serves on the Boards of Directors of HNI Corporation, DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc.

Christine A. Varney, 51, is a Partner in the law firm of Hogan & Hartson LLP, which she rejoined in 1997 after five years in government service. She leads the Internet Law practice group for the firm. Ms. Varney served as a Federal Trade Commissioner from 1994 to 1997 and as a Senior White House Advisor to the President from 1993 to 1994. She also served as Chief Counsel to the President’s Campaign in 1992 and as General Counsel to the Democratic National Committee from 1989 to 1992. Prior to her government service, Ms. Varney practiced law with the firms of Pierson, Semmes & Finley (1986 to 1988) and Surrey & Morse (1984 to 1986).

Ms. Varney was elected to the Board of Directors in February 1998 and is the Chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.
DIRECTORS CONTINUING IN OFFICE

John M. Berra, 59, is Executive Vice President of Emerson Electric Company and President of Emerson Process Management, a global leader in providing solutions to customers in process control. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.

Mr. Berra was elected to the Board of Directors in July 2003 and is the Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Berra serves as an advisory director to the Board of Directors of Emerson Electric Company. He also serves as Chairman of the Fieldbus Foundation and is a past Chairman of the Measurement, Control, and Automation Association.

L. Patrick Hassey, 61, is Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials. Mr. Hassey was Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc. Prior to becoming President and Chief Executive Officer of ATI in October 2003, he was an outside management consultant to ATI executive management.

Mr. Hassey was elected to the Board of Directors in December 2005 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Mr. Hassey serves on the Boards of Directors of ATI and the Allegheny Conference on Community Development, which serves Southwestern Pennsylvania.

Lynn M. Martin, 67, served as Secretary of Labor under President George Bush from 1991 to 1993. Ms. Martin is the President of Martin Hall Group LLC, a consulting firm. She is a regular commentator, panelist, columnist and speaker on issues relating to the changing global economic and political environment Ms. Martin was the Davie Chair at the J.L. Kellogg Graduate School of Management and a Fellow of the Kennedy School Institute of Politics.

Ms. Martin was elected to the Board of Directors in August 1993 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Ms. Martin serves on the Boards of Directors of The Procter & Gamble Company, AT&T Inc., The Dreyfus Funds, Constellation Energy Group, Inc. and Chicago’s Lincoln Park Zoo. She is also a member of the Council on Foreign Relations and the Chicago Council of Global Affairs.

E. Follin Smith, 47, is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc., the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Ms. Smith began her career with Armstrong in 1998 as Vice President and Treasurer and was promoted to her last position in March 2000. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

Ms. Smith was elected to the Board of Directors in July 2005 and is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Ms. Smith serves on the Board of Trustees of the University of Virginia’s Darden School of Business, the Board of Visitors of Davidson College and the Board of CENTERSTAGE, in Baltimore, Maryland.

Hansel E. Tookes, II, 59, retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes had served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes was elected to the Board of Directors in September 2002 and is the Chair of the Finance Committee and a member of the Audit Committee.

Mr. Tookes serves on the Boards of Directors of BBA Aviation plc, Corning Incorporated, FPL Group, Inc., and Harris Corporation.

Gregory T. Swienton, 57, was appointed Chairman of Ryder System, Inc. in May 2002 having been named Chief Executive Officer in November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton was elected to the Board of Directors in June 1999.

Mr. Swienton serves on the Board of Directors of Harris Corporation and is on the Board of Trustees of St. Thomas University in Miami, Florida.

CORPORATE GOVERNANCE
We maintain a Corporate Governance page on our website at www.ryder.com, which includes our Corporate Governance Guidelines, Principles of Business Conduct (including the Finance Code of Ethics) and Board Committee charters. The Corporate Governance Guidelines set forth our governance principles relating to, among other things: director independence; director qualifications and responsibilities; Board structure; director compensation; management succession; and the periodic performance evaluation of the Board. The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality and compliance with law. The Principles of Business Conduct include a Finance Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, controller and senior financial management. Any changes to these documents and any waivers granted by the Corporate Governance and Nominating Committee (Governance Committee) with respect to our Principles of Business Conduct will be posted on our website. Any waivers shall also be disclosed in a public filing made with the SEC.
Shareholders may submit requests for free printed copies of our Corporate Governance Guidelines, Principles of Business Conduct (including the Finance Code of Ethics) and Board Committee Charters in writing to: Ryder System, Inc., Attention: Corporate Secretary, 11690 N.W. 105th Street, Miami, Florida 33178.
BOARD OF DIRECTORS
Director Independence
It is our policy that a substantial majority of the members of our Board of Directors and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent as required by the New York Stock Exchange (NYSE) corporate governance listing standards and our By-Laws.
To assist it in making independence determinations, in December 2006, our Board of Directors adopted categorical independence standards. The Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•	Prior Employment. The director was employed by us or was personally working on our audit as an employee or partner of our independent auditor, and over five years have passed since such employment, partnership or auditing relationship ended.

•	Employment of Immediate Family Member. (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent auditor, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent auditor not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•	Interlocking Directorships. An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•	Commercial Relationships. The director is an employee, partner, greater than 10% shareholder, or director (or a director’s immediate family member is a partner, greater than 10% shareholder, director or officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•	Indebtedness. A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•	Charitable Relationships. A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such director’s home.
Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2007, which included a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our senior management, and all relevant facts and circumstances regarding any such transactions or relationships.
As part of this review, other than the relationship with Mr. Swienton, our CEO, the Governance Committee and the Board identified and considered only one transaction between us and one of our directors. In his role as President of Emerson Process Management, John M. Berra also serves as Executive Vice President of Emerson Electric Company. We have entered into a commercial relationship with Emerson Electric Company relating to Emerson’s lease of vehicles from us. The transaction falls below our categorical independence standard relating to commercial relationships, and therefore, the Board determined it to be immaterial. Accordingly, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton) is independent: John M. Berra, David I. Fuente, L. Patrick Hassey, Lynn M. Martin, Daniel H. Mudd, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith, Hansel E. Tookes, II and Christine A. Varney.
Communications with the Board
Shareholders and other interested parties can communicate with our independent directors as a group through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Vice President of Internal Audit, the Vice President, Global Compliance and Business Standards/ Deputy General Counsel, or on a confidential and/or anonymous basis by way of an external toll-free hotline number, an internal ethics phone line, ethics@ryder.com, or audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.
Board Meetings
The Board of Directors held six meetings in 2006. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2006. Attendance by all directors at Board and Committee meetings averaged 98% in 2006. Our independent directors meet in executive session without management present as part of each regularly-scheduled Board meeting. The Chair of our Governance Committee presides over these executive Board sessions.
We expect each of our directors to attend our annual meeting of shareholders. Because the Board of Directors holds one of its regular meetings in conjunction with our annual meeting of shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All of our directors attended the 2006 Annual Meeting of Shareholders.
Board Committees
The Board has four standing committees — Audit, Compensation, Finance and Corporate Governance and Nominating. All of the Committees are composed entirely of independent directors who meet in executive session without management present as part of each regularly-scheduled Committee meeting. We have adopted written charters for each of the Committees that comply with the NYSE’s corporate governance listing standards and applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. The Committee charters set forth each Committee’s responsibilities, and provide for a periodic review of the charter and an annual evaluation of the Committee’s performance. The charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations.
AUDIT COMMITTEE

Members:	Abbie J. Smith (Chair) Daniel H. Mudd Luis P. Nieto, Jr. Eugene A. Renna E. Follin Smith Hansel E. Tookes, II	Number of meetings in 2006:	9
Responsibilities
The Audit Committee is responsible for appointing, overseeing and determining the compensation and independence of our independent auditor. The Committee approves the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures. The Committee reviews audit results, financial disclosure and earnings guidance, and is responsible for overseeing investigations into accounting and financial complaints. The Committee reviews major financial risk exposures and management’s policies relating to those risks.
The specific powers and responsibilities of the Audit Committee are set forth in more detail in the Audit Committee’s charter, which is available on the Corporate Governance page of our website at www.ryder.com. The charter is reviewed annually by the Audit Committee and our Governance Committee. Any changes to the charter are approved by the full Board.
Independence and Financial Expertise
In addition to the independence standards applicable to all Board members, rules issued by the SEC pursuant to Sarbanes-Oxley require that all members of our Audit Committee meet additional independence standards. Under NYSE rules, each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise. The SEC requires that at least one Audit Committee member be an “audit committee financial expert.”
The Board reviewed the background, experience and independence of Audit Committee members based in large part on the directors’ responses to questions relating to their background and experience. Based on this review, the Board determined that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC; is financially literate, knowledgeable and qualified to review financial statements; qualifies as an “audit committee financial expert” under SEC rules; and has accounting and related financial management expertise.

COMPENSATION COMMITTEE

Members:	John M. Berra (Chair) David I. Fuente L. Patrick Hassey Lynn M. Martin Christine A. Varney	Number of Meetings in 2006:	7
Responsibilities
The Compensation Committee of our Board of Directors administers all of our executive and director compensation policies and programs and regularly reports to the Board of Directors on these matters. When we refer to our executive compensation program, we are referring to the compensation program for our CEO, Chief Financial Officer (CFO), three division presidents and four executive vice presidents (executive officers). The Compensation Committee approves and recommends the appointment of new officers and reviews and discusses the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.
The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The charter is reviewed annually by the Compensation Committee and our Governance Committee. Any changes to the charter are approved by the full Board.
Compensation Processes and Procedures
      Meetings. The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Committee will consider during the year to ensure that the Committee adequately fulfills its responsibilities under its charter. The Committee considers other topics during the year as needed to fulfill its responsibilities.
Our Chief Human Resources Officer (CHRO) works closely with the Chair of the Committee prior to each Committee meeting to ensure that the information presented to the Committee in connection with the items to be discussed and/or approved by the Committee is clear and comprehensive. The information is then provided to the Committee for its review and consideration typically one week prior to the meeting.
The CHRO, CEO, Vice President of Compensation and Benefits and a representative from our legal department all attend the Committee meetings to assist the Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the Committee meetings as appropriate, including for discussions regarding their own compensation. The Committee meets in executive session, consisting exclusively of outside directors, at the end of every regularly-scheduled Committee meeting.
      Authority, Role of Management and Delegation. Generally, the Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board of Directors. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Committee. All compensation decisions for our CEO are made by all of the independent directors on our Board supported by recommendations made by the Committee. All compensation decisions for our Board of Directors are made by the Board based in part on recommendations made by the Committee and the Governance Committee.
In determining the compensation package for Mr. Swienton, the Committee and the independent directors consider the results of Mr. Swienton’s annual performance evaluation, comparative compensation data and information on our competitive position and performance. In January 2006, our independent directors completed a comprehensive CEO evaluation questionnaire. The questionnaire focused on (a) our historical and forecasted performance, (b) Mr. Swienton’s effectiveness in leading the organization, the Board and external constituencies, and (c) his effectiveness at team building and succession planning and development. With respect to compensation decisions for other executive officers, our CEO gives the Committee a performance assessment and compensation recommendation for each executive officer. The performance assessment includes strengths, weaknesses and succession potential and is based on individual performance evaluations conducted by the CHRO, CEO and the executive officer’s direct supervisor (if different from the CEO). Our CEO also reviews compensation data provided by our compensation group, legal department and outside consultants. Our CEO, in his role as Chairman of the Board, also reviews the information to be presented to the Committee and the Board in connection with our Board compensation program.
The Committee’s charter allows the Committee, to the extent permitted by the relevant equity compensation plan, to delegate its authority to approve equity awards to management (other than to the CEO or his direct reports), provided that the Committee receives at least annually a report from management detailing any equity award grants made pursuant to such delegated authority. The Committee previously delegated to our CEO, CFO and CHRO, the right to collectively approve off-cycle equity awards to our employees (other than our executive officers) provided that amounts approved did not exceed the applicable guidelines for equity awards previously set by the Committee. During 2006, management used its delegated authority to grant 8,000 options to new hires or in connection with promotion or retention packages for existing employees (none of whom were company officers). In February 2007, the Committee approved a Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Committee, or in certain limited instances, the Chair of the Committee.
      Use of Compensation Consultants. The Committee has authority to retain outside consultants to assist it in fulfilling its responsibilities. Except as described below, all consultants and legal counsel used in 2006 were retained by management.
In mid-2005, at the direction of the Compensation Committee, management retained Mercer Human Resources Consulting (Mercer) to review our long-term incentive programs and make recommendations with respect to amending the programs based on competitive practices and emerging trends. Mercer provided a report to management summarizing its findings and recommendations, which management considered when making its recommendations to the Committee regarding changes to our long-term incentive program.
In 2006, management (at the request of the Committee) retained Deloitte & Touche LLP (Deloitte) and Mercer to review and evaluate our severance and change of control severance programs relative to market standards. Mercer compared the type and amount of severance and change of control severance benefits provided by us as well as the general terms and conditions of our programs with those of comparable companies within Mercer’s proprietary database. Deloitte provided comprehensive data and calculations regarding potential change of control severance payments under our existing program and various other scenarios. Management also retained outside legal counsel to review the terms and conditions of our existing severance and change of control severance programs in light of market trends and emerging governance practices. Each of the consulting firms and outside counsel provided a report to management which summarized their findings. This information was communicated to the Committee and the Board in connection with their review of our existing severance and change of control severance programs and their consideration of proposed changes to the programs.
The Committee retained its own legal counsel to prepare new individual severance and change of control severance agreements for each of our executive officers, including Mr. Swienton, which will replace the executive’s existing severance and change of control severance agreements.
      Compensation Committee Interlocks and Insider Participation. In 2006, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members:	Christine A. Varney (Chair) L. Patrick Hassey Lynn M. Martin Daniel H. Mudd Luis P. Nieto, Jr. E. Follin Smith	Number of Meetings in 2006:	5
Responsibilities
The Corporate Governance and Nominating Committee is responsible for recommending criteria for Board membership, identifying qualified individuals to serve as directors, reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws, and recommending to the Board the nominees to be proposed by the Board for election as directors at our annual meeting of shareholders. The Committee recommends the size, structure, composition and functions of Board Committees and reviews and recommends changes to the Committee charters. The Committee oversees the Board evaluation process. The Committee reviews and recommends changes to our Corporate Governance Guidelines and Principles of Business Conduct. The Committee is also responsible for identifying and analyzing trends in public policy, public affairs and corporate responsibility.
The specific powers and responsibilities of the Governance Committee are set forth in more detail in the Governance Committee’s charter, which is available on the Corporate Governance page of our website at www.ryder.com. The charter is reviewed annually by the Governance Committee. Any changes to the charter are approved by the full Board.
Process for Nominating Directors
In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;

•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;

•	have relevant expertise and experience, and are able to offer advice and guidance to our senior management;

•	have an understanding of, and concern for, the interests of our shareholders; and

•	have sufficient time to devote to fulfilling their obligations as directors.
The Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our By-Laws and who are independent of any particular constituency. The Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, the Committee will attempt to select candidates who will assist in making the Board a diverse body in terms of age, gender, ethnic background and professional experience.
Generally, the Committee identifies individuals for service on our Board through experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Committee in determining a candidate’s capabilities and suitability. The Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.

If a shareholder would like to recommend a director candidate to the Committee, they must deliver to the Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant annual meeting of shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, for delivery to the Committee no later than 90 days prior to the date of the annual meeting of shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Committee.
Upon receipt of this information, the Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Committee’s discussions and the results of these meetings, the Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our annual meeting of shareholders or by the Board to fill vacancies on the Board between annual meetings. The Board will, after consideration of the Committee’s recommendations, nominate a slate of directors for election by our shareholders, or with regards to filling vacancies, elect a nominee to the Board.
FINANCE COMMITTEE

Members:	Hansel E. Tookes, II (Chair) John M. Berra David I. Fuente Eugene A. Renna Abbie J. Smith	Number of Meetings in 2006:	5
Responsibilities
The Finance Committee is responsible for reviewing our overall financial goals, position, arrangements and requirements. The Committee reviews, approves and recommends capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions. The Committee is also responsible for reviewing our relationships with rating agencies, banks and analysts, and reviewing and assessing our risk management activities and tax planning strategies.
The specific powers and responsibilities of the Finance Committee are set forth in more detail in the Finance Committee’s charter which is available on the Corporate Governance page of our website at www.ryder.com. The charter is reviewed annually by the Finance Committee and our Governance Committee. Any changes to the charter are approved by the full Board.
RELATED PERSON TRANSACTIONS
We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than in our best interests and that of our shareholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.
Our Board of Directors is responsible for reviewing and pre-approving all transactions with any related person. Related persons include any of our directors or executive officers and their respective immediate family members. This policy is set forth in our Principles of Business Conduct, which is available on the Corporate Governance page of our website at www.ryder.com.

RATIFICATION OF INDEPENDENT AUDITOR
(Proposal 2)
Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent auditor for the 2007 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent auditor. Representatives of PricewaterhouseCoopers LLP will be present at the 2007 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.
Change in Auditor
During 2005, the Audit Committee solicited proposals from the four major accounting firms and conducted an extensive evaluation process in connection with the selection of our independent auditor for the fiscal year ending December 31, 2006. Following this process, on September 22, 2005, the Audit Committee dismissed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2006 and appointed PricewaterhouseCoopers LLP to serve as our independent auditor for 2006. KPMG LLP served as our independent auditor for the fiscal year ended December 31, 2005.
KPMG LLP’s audit report on our consolidated financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s audit report dated February 15, 2006 included an explanatory paragraph related to the change in method of accounting for conditional asset retirement obligations in 2005 and methods of accounting for variable interest entities and asset retirement obligations in 2003. The audit report of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2005 and through February 17, 2006, (i) there were no disagreements between us and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreement in its report on our consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. During fiscal 2005 and through February 17, 2006, neither we nor anyone acting on our behalf, consulted PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.
Fees and Services of Independent Auditor
Fees billed for services by PricewaterhouseCoopers LLP for the 2006 fiscal year and KPMG LLP for the 2005 fiscal year were as follows ($ in millions):

	2006[1]	2005[2]

Audit Fees	$3.3	$3.4
Audit-Related Fees	0.3	0.2
Tax Fees	0.3	0.1
All Other Fees	*	0.0

Total Fees	$3.9	$3.7

*	Consists solely of $1,500 for research tools provided on a subscription basis.
[1]	Column only reflects fees billed by PricewaterhouseCoopers LLP, who served as our principal independent auditor during 2006.
[2]	Column only reflects fees billed by KPMG LLP, who served as our principal independent auditor during 2005.
Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.

Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans and consultations concerning matters relating to Section 404 of Sarbanes-Oxley.
Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning. All of the tax fees paid in 2006 and 2005 relate to tax compliance services.
Approval Policy
All services rendered by our independent auditor are either specifically approved (including the annual financial statement audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent auditor’s core service, which is the audit of our consolidated financial statements. Under the Approval Policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent auditor during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent auditor. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2006 were approved by the Audit Committee in accordance with the Approval Policy.
The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.
The Audit Committee of the Board of Directors of Ryder System, Inc. (Company) is comprised of six outside directors, all of whom are independent under the rules of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission (SEC). The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s charter is available on the Corporate Governance page of the Company’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the responsibility for preparing the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent auditor is responsible for performing an audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States, (ii) whether the Company maintained effective internal control over financial reporting, and (iii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent auditor its judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, PCAOB Standards, rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the independent auditor’s independence.
The Committee discussed with the Company’s internal auditor and the independent auditor the overall scope and plans for their respective audits. The Committee met with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed by the Company with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor.
Submitted by the Audit Committee of the Board of Directors.
Abbie J. Smith (Chair)
Daniel H. Mudd
Luis P. Nieto, Jr.
Eugene A. Renna
E. Follin Smith
Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of January 8, 2007, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

	Shares Beneficially
	Owned or Subject		Shares Which
	to Currently		May be
	Exercisable		Acquired Within	Total Shares	Percent of
Name of Beneficial Owner	Options		60 Days[1]	Beneficially Owned[2]	Class[3]

Gregory T. Swienton	569,992	[4,5]	180,000	749,992	1.226%
John M. Berra	4,450	[6]	4,785	9,235	*
David I. Fuente	27,224	[5,6]	6,618	33,842	*
Bobby J. Griffin	21,382	[4]	19,334	40,716	*
L. Patrick Hassey	0		1,504	1,504	*
Mark T. Jamieson	0		0	0	*
Tracy A. Leinbach[7]	0		0	0	*
Lynn M. Martin	13,333		11,503	24,836	*
Daniel H. Mudd	10,628	[6]	5,325	15,953	*
Luis P. Nieto, Jr.	0		0	0	*
Vicki A. O’Meara	63,280	[5]	28,583	91,863	*
Eugene A. Renna	9,833		5,325	15,158	*
Abbie J. Smith	8,442	[5,6]	4,785	13,227	*
E. Follin Smith	396	[6]	2,489	2,885	*
Anthony G. Tegnelia	9,464	[4,5]	24,582	34,046	*
Hansel E. Tookes, II	10,452	[4,6]	5,325	15,777	*
Christine A. Varney	17,846	[6]	6,618	24,464	*
Directors and Executive Officers as a Group (22 persons)	826,625	[4,5,6]	379,066	1,205,691	1.971%

*	Represents less than 1% of our outstanding common stock.
[1]	Represents options to purchase shares which became exercisable between January 8, 2007 and March 9, 2007, shares of restricted stock that vested between January 8, 2007 and March 9, 2007, and restricted stock units held in the accounts of directors that vest upon the director’s departure from the Board, which shares had the potential of vesting before March 9, 2007 if a director departed from the Board prior to that date.
[2]	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
[3]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
[4]	Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 14,500 shares; Mr. Griffin, 5,800 shares; Mr. Tegnelia, 3,288 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 25,508 shares.
[5]	Includes shares held in the accounts of executive officers pursuant to our 401(k) Plan and Deferred Compensation Plan and shares held in the accounts of directors pursuant to our Deferred Compensation Plan as follows: Mr. Swienton, 3,067 shares; Mr. Fuente, 1,480 shares; Ms. O’Meara, 10,164 shares; Ms. A. Smith, 3,256 shares; and Mr. Tegnelia, 1,176 shares; and all directors and executive officers as a group, 35,135 shares.
[6]	Includes stock granted to the director in lieu of his or her annual cash retainer which stock has vested but will not be delivered to the director until his or her departure from the Board.
[7]	Ms. Leinbach has not been an executive officer of ours since her resignation, effective March 1, 2006. Ms. Leinbach has no continuing obligation to publicly report transactions in our stock. Accordingly, the information reflected in this table is based solely on information included in our books and records as of January 8, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to directors, executive officers, and greater than 10% shareholders were complied with on a timely basis.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

	Number of Shares
	Beneficially
Name and Address	Owned		Percent of Class

Barclays Global Investors, NA	10,177,600	[1]	16.76%
45 Fremont Street San Francisco, CA 94105

LSV Asset Management	3,093,624[2]		5.09%
1 N. Wacker Drive, Suite 4000 Chicago, Illinois 60606

[1]	Based upon the most recent SEC filing by Barclays Global Investors, NA on Form 13G dated January 31, 2007. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 8,864,141; shared voting power 0; sole dispositive power 10,177,600; and shared dispositive power 0.
[2]	Based upon the most recent SEC filing by LSV Asset Management on Form 13G dated February 12, 2007. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 3,093,624; shared voting power 0; sole dispositive power 3,093,624; and shared dispositive power 0.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Objectives
Our goal is to design, implement and maintain an executive compensation program that accomplishes the following four key objectives. When we refer to our executive compensation program, we are referring to the compensation program for our CEO, CFO, three division presidents and four executive vice presidents (we refer to these nine officers as our “executive officers”). Our named executive officers are those executive officers named in the Summary Compensation Table on page 33.

•	Align the interests of executive officers and shareholders. It is critical that our executive officers always consider the interests of our shareholders when carrying out their duties as executives of our company. We believe the best way to accomplish this objective is through the use of variable, at-risk and goal-oriented compensation, equity compensation and stock ownership requirements.

•	Hire and retain executive talent. Ryder operates in three distinct industries — fleet management, supply chain/logistics and dedicated contract carriage — each of which are highly competitive and include elements of finance, transportation and engineering. Our ability to attract, retain and motivate high-quality executives who possess diverse skills and talent through competitive compensation programs is essential to our success in executing our long-term business strategies. We believe the best way to accomplish this objective is by providing competitive base salaries, attractive new hire pay packages and time-vested equity awards.

•	Emphasize and reward company performance. Executive compensation should reinforce both our short-and long-term business objectives. As employees progress into more senior positions within our organization, a greater portion of their compensation should be dependent on our overall performance, both in an absolute sense and relative to the market. We believe the best way to accomplish this objective is through an incentive compensation program that rewards significant improvement in our financial results and stock performance. The design and structure of incentive compensation programs should be clear, simple and easy to track so that executives can easily understand our expectations of them and how they are performing relative to those expectations.

•	Reward individual performance. An executive’s individual compensation should vary based on the person’s individual performance, contribution and value to Ryder. We believe the best way to accomplish this objective is by providing flexibility in our executive compensation programs to reward superior performance.
The Compensation Committee of our Board of Directors (Committee) regularly evaluates the effectiveness of our executive compensation programs, considering the cost to us and the value to the executive of each element of compensation, in light of the above stated compensation objectives. Our executive compensation program, as well as individual executive compensation packages, are designed to be market competitive and to reward executives for their (i) contributions to our overall short- and long-term performance, (ii) individual performance and (iii) commitment and loyalty to our company.
Significant Executive Compensation Actions Taken in 2006
During 2006, the Committee approved the following significant compensation actions:
      • Long-Term Incentive Program. After an in-depth review of our long-term incentive program, the Committee approved design changes to the program in 2006. Specifically, in 2006, our executive officers received stock options and three-year performance-based restricted stock rights (with tandem cash awards) rather than the long-term cash awards, stock options and time-vested restricted stock rights that had historically been granted to executive officers. Restricted stock rights represent the right to receive our common stock in the future to the extent the executive continues to be employed during the relevant vesting period. A detailed description of the changes is included in this Compensation Discussion and Analysis under “Incentive Compensation.”
      • Severance and Change of Control Programs. The Committee conducted a comprehensive review of our existing severance and change of control severance programs. As a result, in January 2007, the Board approved changes that generally reduce the severance and change of control severance benefits payable to our officers (including our CEO and other executive officers). The changes became effective on January 1, 2007 for all new officers and will become effective on January 31, 2008 for all current officers. A detailed description of the changes can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 39.
      • CFO Compensation Package. The Committee approved the compensation package for Mark Jamieson, our new Executive Vice President and Chief Financial Officer. Mr. Jamieson’s initial annual base salary was set at $475,000, which the Committee determined was appropriate for a company of our size and structure. This amount was consistent with market data and the salary paid to our previous Chief Financial Officer. Mr. Jamieson became eligible to participate in our annual incentive compensation plan with a potential plan payout for 2006 equal to the greater of the actual amount payable to him under the terms of the plan or $275,000. Mr. Jamieson received a $150,000 sign-on bonus to compensate him for forfeiting his bonus with his previous employer. He is also entitled to receive any executive perquisites and benefits generally available to our executive officers. Mr. Jamieson received an initial equity award consisting of 33,000 stock options and 9,150 time-vested restricted stock rights granted as of his first day of employment. The aggregate fair value of the equity granted to Mr. Jamieson was within the established guidelines for similarly-situated executive officers. The stock options and restricted stock rights vest on the third anniversary of the grant date. In addition, subject to certain conditions, the Committee agreed to reimburse Mr. Jamieson for certain documented relocation costs and expenses. The offer letter describing Mr. Jamieson’s compensation package was filed with the SEC on a Current Report on Form 8-K on February 22, 2006.
      • Pension Plan Changes. During 2006, the Committee undertook a comprehensive review of our retirement program. As a result, in January 2007, our Board of Directors approved amendments to our retirement program. As a result of the changes, our U.S. pension plan and pension benefit restoration plan (excess pension plan) will be frozen effective December 31, 2007 for current participants who do not meet certain grandfathering criteria. Participants who are not entitled to continue earning benefits in the U.S. pension plan and excess pension plan will cease accruing further benefits under those plans after December 31, 2007 and will participate in an enhanced 401(k) plan and, if eligible, an enhanced deferred compensation plan. Those participants that meet the grandfathering criteria will be given the option to either continue to participate in the U.S. pension plan and excess pension plan or transition into the enhanced 401(k) plan and enhanced deferred compensation plan. All retirement benefits earned as of December 31, 2007 will be fully preserved and will be paid in accordance with the terms of the plans and legal requirements. Employees hired after January 1, 2007 will not be eligible to participate in the U.S. pension plan or the excess pension plan. The Committee believes the shift in emphasis from a traditional defined benefit plan to a defined contribution plan reflects the changing needs of today’s workforce and will address certain of the challenges associated with traditional defined benefit plans, including volatility in defined benefit expense and funding requirements often caused by outside market factors; competitive factors; and recent changes in government pension regulations. A detailed description of our U.S. pension plan and excess pension plan and the recent changes approved by the Board is included in this proxy statement on page 36 under “Pension Benefits.”
Elements of our Executive Compensation Program
In 2006, our executive compensation program consisted of the following six elements:
      (1) base salary;
      (2) incentive compensation which is comprised of (a) annual cash incentive awards, (b) cash earned under our discontinued cash-based long-term incentive plan, (c) time-vested stock options and (d) performance-based restricted stock rights (with tandem cash awards);
      (3) time-vested restricted stock rights;
      (4) perquisites;
      (5) benefits including welfare and retirement benefits; and
      (6) severance and change of control benefits.
Our executive officers do not have employment agreements. They do have individual severance and change of control severance agreements which are described in more detail under “Potential Payments Upon Termination or Change of Control.”
We do not have formal policies relating to the allocation of total compensation among the various elements. However, both management and the Committee believe that the more senior the position an executive holds, the more influence they have over our financial performance. As such, a greater amount of their compensation should be at-risk based on company performance. For Mr. Swienton, over 75% of his total compensation in 2006 (as reflected in the Summary Compensation Table on page 33) was at-risk, performance-based compensation.
In February of each year (in connection with the conclusion of our business planning process), the Committee conducts its annual review of the compensation packages for each of our executive officers. Based on this review, the Committee approves (a) base salary changes, (b) any cash payout amounts earned under the previous year’s annual cash incentive awards, (c) any amounts earned under our discontinued cash-based long-term incentive plan, (d) equity grants and (e) performance targets and potential payout amounts under any incentive compensation programs for the current year. The Committee may take other individual compensation actions during the year as needed.
In evaluating each element of our executive compensation program, the Committee considers the executive compensation program and practices as well as financial performance of comparative groups of companies. Management and the Committee view this data as one factor in making compensation decisions, but do not rely solely on this information.
We operate in three distinct and complex business segments. Although there are other public companies that operate in one or more of our business segments, we do not believe there are any public companies that provide similar fleet management services (which represents nearly 60% of our consolidated revenues) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business that can be used for benchmarking purposes. As a result, we generally have not based our compensation decisions on the compensation practices of a particular peer group. When making compensation decisions, the Committee does compare our compensation information with compensation data compiled by management and outside consultants (at the request of the Committee) for companies that are included in the S&P 500 and that are of similar size (i.e., revenue of between $5.5 billion and $6.5 billion), scope (i.e., similar industries/global) and performance. Although the Committee and management consider this data, their compensation recommendations and decisions are not based on maintaining a certain target percentile within the comparative group(s).
Base Salary
The Committee sets an executive’s base salary with the objective of hiring and retaining highly qualified executives for the relevant position and rewarding individual performance. When setting and adjusting individual executive salary levels, the Committee considers the relevant established salary range, the executive officer’s responsibilities, experience, potential, individual performance, and contribution, and comparative data provided by outside compensation consultants. The Committee also considers other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.
In February 2006, Mr. Swienton received a 3% salary increase and the other named executive officers received a 1% to 2% salary increase. These increases were effective in April 2006 and were consistent with the budgeted annual merit increase for all eligible employees. The base salaries for certain of our executive officers had been increased in October 2005 in connection with promotions and based on compensation data provided by Mercer. Mr. Swienton’s salary was not increased at that time.
Incentive Compensation
Our incentive compensation program is comprised of (a) annual cash incentive awards, (b) amounts earned under our discontinued cash-based long-term incentive plan, (c) time-vested stock option grants and (d) grants of performance-based restricted stock rights with tandem cash awards. We use incentive compensation to emphasize and reward the attainment of certain short-and long- term financial goals and, particularly with respect to incentive-based equity awards, align the interests of our executive officers and our shareholders.
Annual Cash Awards
Our annual cash incentive awards provide for payments to executive officers (as well as a significant number of our salaried employees) based on the achievement of certain levels of financial performance over one fiscal year.

The Committee reviews the proposed performance metric(s) applicable to executive officers for the upcoming year in December and approves the performance targets and target payout amounts for executive officers in February of the performance year. The performance metrics and performance targets for our annual cash incentive awards are based on our internal business and strategic plan. There were no individual performance metrics for our executive officers. Our goal is to select performance metrics that provide a meaningful measure of our success in implementing our short-term business strategies.
      Performance Metrics. The 2006 annual cash incentive awards for executive officers were driven by a combination of the following three performance metrics:

•	Operating revenue is our total revenue less fuel services revenue (net of inter-segment billings) in our fleet management solutions business segment and subcontracted transportation revenue in our supply chain solutions and dedicated contract carriage business segments. We believe net operating revenue is a better measure of our operating performance and sales activity than gross revenue because both fuel and subcontracted transportation are largely pass-throughs to customers and therefore have minimal impact on our profitability.

•	Earning per share is an effective measure commonly used by shareholders to assess a company’s annual performance, and therefore, we think it is an appropriate measure on which to compensate our executives.

•	Return on capital measures capital efficiency across all business segments, which is critical to the success of capital-intensive businesses like ours.
We believe that these three performance metrics are useful in measuring our success in meeting our strategic objective of growing our business in a way that creates solid earnings leverage and earns an appropriate return on invested capital.
      Performance Targets. As mentioned above, none of our direct competitors in fleet management, our largest business segment, publicly report their financial results or estimates relating to their fleet management business. In order to avoid compromising our competitive position, we do not disclose the weight given to each performance metric or the specific performance targets. The annual cash incentive awards are designed so that target performance equals the performance reflected in our internal business plan. In addition, the 2006 awards included a performance gate which required that the EPS threshold amount had to be met in order for the executive to receive a payout under the award. We believe the growth levels reflected in our 2006 internal business plan, and therefore reflected in our 2006 performance targets, were aggressive and difficult to achieve. The maximum performance targets require significantly better performance than our aggressive internal business plan and, therefore, are more difficult to achieve.
The Committee adjusts the EPS results on which payouts are determined in order to ensure that the payouts properly reflect the earnings growth in our core business and are not impacted by non-recurring or non-operational items. Specifically, the Committee adjusted 2006 EPS to eliminate the impact of pension-related benefits and charges and benefits related to tax law changes and a stock demutualization, all of which are discussed in our financial statements and periodic SEC filings. As a result, the EPS amount on which performance was measured was $0.11 lower than reported EPS, which resulted in a reduced payout under the awards.
      Target Payout Amount. The awards provide for a threshold payout amount (equal to 25% of the target payout amount) if we meet the threshold performance targets, a target payout amount if we meet target performance and a maximum payout amount (equal to two times the target payout amount) if we meet the maximum performance targets.
For 2006, the target payout amount for all executive officers (other than our CEO) was 75% of base salary. The target payout for our CEO was 100% of base salary. These target payout amounts are designed to motivate our executive officers to act in a way that will result in us achieving significantly better year over year financial performance.
For 2006, the award payouts were 98.95% of target payout. The actual payout amounts for the named executive officers for 2006 are set forth under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 33.

In February 2007, the Committee approved the performance metrics, performance targets and potential payout amounts for the 2007 annual cash incentive awards. The Committee determined to maintain the same three performance metrics (operating revenue, EPS and return on capital). The target payout amounts for all executive officers will continue at 75% of base salary (100% for the CEO) and the threshold and maximum payout amounts will also remain unchanged from 2006.
Long-Term Cash Awards
Cash Awards Granted from 2002 — 2004
In 2002, we adopted a long-term incentive plan (“Cash LTIP”) for executive officers which included a performance-based cash component. The cash component of the plan was designed to reward executive officers with additional cash compensation contingent upon achieving certain performance targets during a three-year performance cycle.
Long-term cash awards under the Cash LTIP were awarded in 2002, 2003 and 2004. Each award includes a three-year performance cycle. Each three-year performance cycle is comprised of three one-year performance periods. Amounts earned in each annual performance period are deposited into an investment account for the executive officer. The executive officer directs the investment of the earned amounts from a list of investment options (including Ryder stock) during the forfeiture period. These annual earned amounts (and related investment earnings) vest and are paid to the executive in two installments on the six- and eighteen- month anniversaries of the end of each three-year performance cycle. No long-term cash awards have been granted under the Cash LTIP since February 2004 and therefore 2006 is the last year in which amounts can be earned under that plan. Payments of previously earned amounts will be made upon vesting through July 2008.
      Performance Metric. The performance metric for all performance periods under the Cash LTIP was economic value-added (EVA), which is a measure that was used and reported on by each of our business segments from 2002 to 2004. EVA is net earnings less our required return on our equity capital. EVA is a useful performance metric because it measures efficient use of capital, which is critical to the success of our business model.
      Performance Targets. We do not disclose the EVA performance targets for these awards as we believe disclosing this information will put us at a competitive disadvantage. As with the performance targets for our annual cash awards, the performance targets for the awards under this plan were also derived from our internal business plan. The annual performance targets for the three-year performance cycle were set at the beginning of the three-year cycle. Although these targets were set to reward significant improvement in EVA over the three-year period, a significant increase in EVA in the first or second year of the plan cycle or unexpected changes in economic or business conditions could make it more probable that we will meet our targets for the third year of the three-year performance cycle.
      Target Payout Amounts. The target payout amount for the 2004-2006 performance cycle was 75% of base salary (as of the end of 2004) for all named executive officers (150% for our CEO). For 2006, the named executive officers (other than Mr. Jamieson, who was not employed with us in 2004) earned a 200% payout for the 2006 performance period of the 2004-2006 performance cycle. Amounts earned by the named executive officers are included in the Summary Compensation Table on page 33 in the “Non-Equity Incentive Plan Compensation” column.
Cash Awards Granted in 2005
Although having a three-year performance cycle and a forfeiture feature in the cash awards issued under the Cash LTIP encourages executive officers to remain employed with us, the annual performance periods rewarded short-term performance rather than long-term performance. In 2005, the Committee determined that a greater portion of an executive officer’s compensation should be contingent on long-term performance. As a result, in May 2005, the Committee granted long-term cash awards to our executive officers that provide cash compensation for achieving certain levels of operating revenue growth, earning per share growth and return on capital during the period from April 1, 2005 through December 31, 2007. Any amounts earned under the awards will be paid in June 2008. The target payout amount for all executive officers is 75% of base salary (other than our CEO, whose target payout amount is 150% of base salary). The awards provide for a threshold payout amount (equal to 25% of the target payout amount) if we meet the threshold performance targets and a maximum payout amount (equal to two times the target payout amount) if we meet the maximum performance targets.

In February 2006, the Committee decided to allocate more of our executive officer’s long-term compensation from cash to equity. As a result, the Committee ceased granting long-term cash awards and instead granted performance-based restricted stock rights with tandem cash awards, which are described in more detail below under “Stock Options and Performance-Based Restricted Stock Rights”.
Stock Options and Performance-Based Restricted Stock Rights
2006 Grants
In February 2006, the Committee approved grants of stock options and performance-based restricted stock rights with tandem cash awards to our executive officers. The Committee believes granting stock options and performance-based restricted stock rights to our executive officers encourages the creation of long-term value for our shareholders and promotes employee retention and stock ownership, all of which serve our overall compensation objectives.
The stock options were issued at the average of the high and low sales price of our common stock as reported by the NYSE on the day the Committee (or the Board in the case of the CEO grant) approved the grant. The stock options vest in three equal annual installments and expire seven years from the grant date. The stock options only have value to the extent our stock price increases over the term of the option.
The performance-based restricted stock rights will vest on December 31, 2008 if Ryder’s total shareholder return (generally the change in Ryder’s stock price over the performance period plus dividends paid) meets or exceeds the median total shareholder return of the companies in the S&P 500 over the three-year period from January 1, 2006 to December 31, 2008. The restricted stock rights entitle the executive officer to receive dividend equivalents and include a tandem cash award. Specifically, if the restricted stock rights vest, the executive officer will also receive an amount of cash that is expected to approximate the amount of the executive officer’s tax liability relating to the vesting of the restricted stock rights. This design was adopted to encourage share ownership and minimize shareholder dilution. The Committee believes total shareholder return is an appropriate performance metric because it assesses whether management is focusing its efforts on the fundamental drivers of shareholder value. Given the difficulty in identifying a suitable peer group for our company, the Committee selected the S&P 500 as the comparable group because it is a broad-based, widely-used index.
The combination of stock options and performance-based restricted stock rights (with tandem cash awards) granted in February 2006 to executive officers (other than Mr. Swienton) was expected to deliver an aggregate target value equal to 175% of the midpoint of the relevant salary range for the executive’s management level, with 45% of the value being delivered in stock options, 35% being delivered in performance-based restricted stock rights and 20% being delivered through the tandem cash award. These values were converted into an equivalent number of shares based on the fair value of the stock options (using a Black-Scholes pricing model) and on the intrinsic value of the performance-based restricted stock rights. With respect to grants to our executive officers, other than Mr. Swienton, these shares were placed in a pool and were allocated and awarded to our executive officers by the Committee (based on recommendations made by Mr. Swienton). In determining the aggregate value of stock options and performance-based restricted stock rights (with tandem cash awards) to grant to executive officers, the Committee considered our performance, competitive practices, the cost to us (particularly in light of the new stock option expensing rules) and share dilution. In determining amounts to allocate to each executive officer, the Committee considered their individual responsibilities, performance evaluation, and long-term initiatives. The grant date fair value of the equity granted to the named executive officers in 2006 is set forth in the “2006 Grant of Plan-Based Awards Table” on page 34.
In February 2006, our independent directors approved a grant to Mr. Swienton of 175,000 stock options and 20,000 performance-based restricted stock rights (with a $500,000 tandem cash award). The aggregate value of the stock options and performance-based restricted stock rights exceeded the target value of 350% of the midpoint of the relevant salary range. The Committee exceeded the target value for Mr. Swienton in order to reward him for our strong financial performance and recognize his continued efforts to improve our financial position and execute our long-term strategies. The equity granted to Mr. Swienton in 2006 was consistent with the equity granted to him in 2005.

No equity awards were granted to Tracy Leinbach, our former Chief Financial Officer, in February 2006 because she had previously announced her intention to retire. In October 2005, in consideration for Ms. Leinbach’s remaining with us through the filing of our annual report, the Committee approved an amendment to her vested stock options to extend the post-termination exercise period from 90 days after termination to December 31, 2006.
Equity Granting Practices
In February 2007, the Committee approved a Policy on Equity Granting Practices. Pursuant to this Policy, all grants of equity awards to executive officers must be approved by the Compensation Committee, or the full Board in the case of our CEO, at a Board or Committee meeting and not by written consent. The grant date of any equity awards shall be the date of the Board or Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (i) the date of the Board or Committee meeting at which the award was approved and (ii) the date on which the new hire commences his employment. The exercise price of any stock option issued by us will be the average of the high and low sales price on the grant date (as required by our current equity compensation plans).
Time-Vested Restricted Stock Rights
For the last several years, the Committee has approved annual grants of time-vested restricted stock rights to executive officers. Generally, the restricted stock rights vest in three equal annual installments regardless of company performance. As discussed above, in 2006, the Committee granted performance-based restricted stock rights with tandem cash awards in lieu of the time-vested restricted stock rights as the Committee believes that performance-based restricted stock rights are more consistent with its compensation objectives. The time-vested restricted stock rights include a right to receive dividend equivalents.
The Committee approved a retention grant of time-vested restricted stock rights to certain key executive officers in October 2006 (none of whom were named executive officers). In addition, the Committee granted 9,150 time-vested restricted stock rights to Mr. Jamieson as part of an appropriate new hire pay package for our Chief Financial Officer.
Perquisites
The Committee prefers to compensate our executive officers in cash and equity rather than with perquisites. However, we do provide a limited number of perquisites to our executive officers that we believe are related to the performance of their responsibilities. Each executive officer receives an annual car allowance equal to $9,600 per year. Given the complex structure of certain elements of our compensation, we reimburse our executives for up to $6,000 per year for amounts paid by the executive for financial planning and tax preparation services. We also provide an annual executive perquisite of $5,000 for all executive officers and $7,500 for our CEO (plus a tax gross-up) that is designed to provide the executive with an amount of money that can be used by him or her to pay for community, business or social activities that may be indirectly related to the performance of the executive’s duties but are not otherwise eligible for reimbursement as direct business expenses. For security reasons, we provide up to $5,000 for the installation of a new or upgraded security system in the executive’s home and pay any related monthly monitoring fees. Certain of our named executive officers also receive a country club membership for which there is no incremental cost to us. The total amount of perquisites paid to the named executive officers during 2006 was only a small percentage of each executive’s total compensation. These amounts are set forth in the Summary Compensation Table on page 33 under the “Other Compensation” column and related footnotes.
Benefits
During 2006, executive officers were eligible for the following programs offered to all U.S. salaried employees: qualified pension plan, pension benefit restoration plan (excess pension plan), 401(k) savings plan (including company contribution based on company performance), medical, dental and prescription coverage, company-paid short- and long- term disability insurance, and paid vacation and holidays.

Welfare Benefits
All officers, including executive officers, receive certain additional welfare benefits not available to all salaried employees. We provide executive life insurance coverage equal to three times the executive’s current base salary in lieu of the standard company-paid term life insurance; provided that executive officers are limited to an aggregate of $3 million in life insurance coverage under the policy. We also purchase individual supplemental long-term disability insurance policies for each executive officer, which provides up to $15,000 per month in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan.
Retirement Benefits
      401(k)/ Deferred Compensation Plan. We maintain a tax-qualified 401(k) plan that provides for broad-based employee participation and a deferred compensation plan for certain employees, including the named executive officers. Company contributions to our current 401(k) plan are limited to a discretionary company contribution based on company performance. Under the deferred compensation plan, eligible participants may elect to defer receipt of their cash compensation (which includes salary, bonus and amounts earned under our cash-based long-term incentive plan). Any deferred amounts are unfunded and unsecured obligations of the company and are part of our general assets. Contributions to the 401(k) and deferred compensation plans are credited with hypothetical earnings based on hypothetical investment options selected by the employee, including Ryder common stock. Our current deferred compensation plan does not provide for company contributions or above-market or preferential earnings. Our previous deferred compensation plan, in which one of our named executive officers currently participates, entitles all participants to received interest on deferred amounts at a rate equal to the average annual base (prime) rate, with a minimum of 5% and a maximum of 12%. Under each deferred compensation plan, the compensation may be deferred until the later to occur of a fixed date, or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments. Upon a change of control, however, all deferred amounts will be paid immediately in a lump sum.
      Pension Plan. A description of our pension plan and excess pension plan is set forth in this proxy statement under “Pension Benefits” on page 36. In January 2007, our Board of Directors approved amendments to our pension and excess pension plans, our 401(k) plan and our deferred compensation plan. These changes are also described in this proxy statement under “Pension Benefits.”
Severance and Change of Control Benefits
Currently, all officers (including all executive officers) are entitled to certain severance benefits under the terms of a Severance Agreement and a Change of Control Severance Agreement, forms of which are on file with the SEC. Severance benefits are intended to ease the consequences of an unexpected termination of employment and give the executive an opportunity to find another job, which for senior executives can take a significant amount of time. The change of control benefits are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance program also motivates executives to pursue transactions that are in our shareholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment.
In January 2007, based on the results of the Committee’s comprehensive evaluation of our severance and change of control severance programs and practices, our Board of Directors (based on the recommendations of the Committee) decided to terminate all existing severance and change of control severance agreements and adopt a new program that would reflect a number of changes to the current severance and change of control severance benefits. Although the Committee and management determined that our current severance and change of control benefits are reasonable, they believe the approved changes are more in line with current market standards and emerging governance trends.
A description of the current severance and change of control severance benefits (which will be in effect for all current executive officers until January 31, 2008) and the recently approved changes to the severance and change of control severance benefits (which will be in effect for all current executive officers beginning after January 31, 2008 and for all new executive officers appointed after January 1, 2007) as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 39.

Stock Ownership Requirements
To demonstrate the importance of linking executive management and shareholder interests, we established formal stock ownership requirements for all of our officers. The CEO must own company stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least two times his annual base salary, and all other officers must own company stock or stock equivalents having a value equal to at least one times their base salary. The ownership requirements must be proportionately satisfied within five years of being appointed an officer. As of December 31, 2006, all executive officers were in compliance with their stock ownership requirements.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to our named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance-based” and under a plan approved by our shareholders.
We review all components of our executive compensation program based upon the requirements of Section 162(m) of the Internal Revenue Code. Stock-based awards under our current equity compensation plan meet the requirements of Section 162(m), and accordingly, stock options and other stock-based awards granted to the named executive officers under this plan are eligible for the “performance-based” exception to Section 162(m). Our 2006 annual cash incentive awards were granted under the Ryder System, Inc. 2005 Equity Compensation Plan, which was approved by our shareholders in May 2005. While the long-term cash incentive awards granted from 2002 to 2004 are performance-based, the relevant plan was not submitted to our shareholders for their approval and, therefore, we will not be able to deduct amounts paid under those awards in calculating our taxes.
The Committee believes that preserving its flexibility in awarding compensation is in our best interest and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).
Nonqualified Deferred Compensation
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations are not yet effective, we believe we are operating in good faith compliance with statutory provisions that were effective on January 1, 2005. When the regulations are finalized, we will assess the impact on our compensation programs and make appropriate amendments.
Accounting for Share-Based Compensation
Beginning on January 1, 2006, we began accounting for share-based compensation awards, including our stock options and all restricted stock rights, in accordance with the requirements of FASB Statement 123R, “Share-Based Payments.” Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee of the Board of Directors.
John M. Berra (Chair)
David I. Fuente
L. Patrick Hassey
Lynn M. Martin
Christine A. Varney

EXECUTIVE COMPENSATION
The following table sets forth the 2006 compensation for:

•	our chief executive officer;

•	each person who served as our chief financial officer during 2006; and

•	the three other most highly compensated executive officers serving as executive officers at the end of 2006 (based on total compensation (as reflected in the table below) reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).
We refer to the executive officers included in the Summary Compensation Table as our “named executive officers.” A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 23.
Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
			Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position		Year	($)	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)

Gregory T. Swienton	Chairman and	2006	843,750	0	723,165	1,271,629	1,744,716	254,742	60,708	4,898,710
	Chief Executive Officer

Mark T. Jamieson[6]	Executive Vice President	2006	395,833	150,000[7]	112,869	107,591	295,522	0	247,440	1,309,255
	and Chief Financial Officer

Tracy A. Leinbach[6]	Former Executive Vice	2006	81,500	91,927[8]	0	0	0	24,537	346	198,310
	President and Chief Financial Officer

Vicki A. O’Meara	President	2006	490,250	0	318,523	306,219	624,088	82,197	29,830	1,851,107
	U.S. Supply Chain Solutions

Anthony G. Tegnelia	President	2006	430,250	0	264,478	228,534	552,717	186,208	34,364	1,696,551
	U.S. Fleet Management Solutions

Bobby J. Griffin	President International Operations	2006	348,875	0	157,016	133,904	454,214	108,249	35,328	1,237,586

[1]	Stock awards consist of time-vested restricted stock rights and performance-based restricted stock rights. The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the compensation cost recognized by us in fiscal year 2006 for financial statement reporting purposes in accordance with SFAS 123R for stock awards granted in and prior to 2006. The full grant date fair value of stock awards granted in 2006 is reflected in the 2006 Grants of Plan-Based Awards table. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006. Dividend equivalents are paid on all restricted stock rights. The dividend equivalents are factored into the compensation cost recognized for financial statement reporting purposes.
[2]	The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the compensation cost recognized by us in fiscal year 2006 for financial statement reporting purposes in accordance with SFAS 123R for stock options granted in and prior to 2006. The full grant date fair value of stock options granted in 2006, determined using the Black Scholes pricing model, is reflected in the 2006 Grants of Plan-Based Awards table. For information regarding the assumptions made in determining the value under the Black Scholes pricing model, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006.
[3]	The amounts in this column represent (i) amounts earned in 2006 under the 2006 annual cash incentive awards (which amounts were paid in February 2007), (ii) amounts earned in 2006 under our cash-based long-term incentive plan (Cash LTIP) for the 2004-2006 performance cycle, and (iii) earnings on amounts earned in previous years but not yet paid under our Cash LTIP, as follows:

		Amounts	Earnings on
	2006 Annual	Earned in 2006	Amounts Earned
	Cash Incentive	Under Cash	But Unpaid Under
	Awards($)	LTIP($)	Cash LTIP($)

Gregory T. Swienton	834,958	685,082	224,676
Mark T. Jamieson	295,522	0	0
Tracy A. Leinbach	0	0	0
Vicki A. O’Meara	363,827	225,290	34,971
Anthony G. Tegnelia	319,311	170,049	63,357
Bobby J. Griffin	258,915	168,499	26,800

[4]	The amounts in this column include an estimate of the increase in the actuarial present value of the accrued pension benefits (under both our pension and excess pension plans) for the named executive officer for 2006. Assumptions used to calculate these amounts are described under “Pension Benefits” on page 36. With respect to Mr. Griffin, the amount in this column also includes above-market earnings on deferred compensation of $184. No other named executive officer realized above-market or preferential earnings on deferred compensation.
[5]	All Other Compensation for 2006 includes the following payments or accruals for each named executive officer:

		Premiums Paid
		Under the
		Supplemental
	Employer	Long-Term	Premiums Paid
	Contributions	Disability	for Executive	Charitable
	to the 401(k)	Insurance	Life	Awards		Tax
	Plan($)	Plan($)	Insurance($)	Programs($)(a)	Perquisites($)(b)(c)	Gross-up($)(d)

Gregory T. Swienton	3,124	8,171	3,584	17,639	23,888	4,302
Mark T. Jamieson	0	2,710	1,682	0	189,030	54,018
Tracy A. Leinbach	0	0	346	0	0	0
Vicki A. O’Meara	0	6,483	2,083	0	18,396	2,868
Anthony G. Tegnelia	3,124	5,944	1,828	0	20,600	2,868
Bobby J. Griffin	3,124	7,175	1,482	0	20,679	2,868

(a)	As Chairman of the Board, Mr. Swienton participates in the Company’s Matching Gifts to Education Program and Directors’ Charitable Award Program both of which are described under “Director Compensation” on page 44. The amount in this column reflects (i) $10,000 in benefits under the Company’s Matching Gifts to Education program and (ii) $7,639 in insurance premium payments in connection with the Directors’ Charitable Award Program.
(b)	Includes, for each executive, a car allowance, a financial planning and tax preparation allowance, an executive allowance, and amounts paid in connection with the executive’s home security system. The value reflected in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive. Certain named executive officers also receive a country club membership for which there is no incremental cost to us.
(c)	For Mr. Jamieson, includes relocation assistance of $171,863.
(d)	Includes a tax gross-up on the executive perquisite and, with respect to Mr. Jamieson, a tax gross-up on certain relocation assistance payments.

[6]	Ms. Leinbach resigned as our Chief Financial Officer effective March 1, 2006. Mr. Jamieson became our Chief Financial Officer as of March 6, 2006.
[7]	Mr. Jamieson received a cash sign-on bonus of $150,000 in connection with his appointment as Chief Financial Officer.
[8]	This amount reflects a cash payment made to Ms. Leinbach as compensation for her remaining with us until the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
2006 Grants of Plan-Based Awards

								Estimated
								Future
								Payouts
								Under
								Equity				Grant Date
								Incentive	All Other	All Other		Fair Value
					Estimated Future Payouts Under			Plan	Stock Awards:	Option Awards:	Exercise or	of Stock
					Non-Equity Incentive Plan Awards[1]			Awards[2]	Number of	Number of	Base Price	and
									Shares of	Securities	of Option	Option
	Grant		Approval		Threshold	Target	Maximum	Target	Stock or Units	Underlying	Awards	Award
Name	Date		Date		($)	($)	($)	(#)	(#)[3]	Options (#)[4]	($/Sh)[5]	($)[6]

Gregory T. Swienton					210,959	843,836	1,687,672
	2/13/06					500,000		20,000				511,846
	2/13/06									175,000	42.73	1,846,023

Mark T. Jamieson					74,666	298,664	597,328
	3/6/06	[7]	2/13/07	[7]					9,150			411,293
	3/6/06	[7]	2/13/07	[7]						33,000	44.95	392,103

Tracy A. Leinbach[8]

Vicki A. O’Meara					91,924	367,695	735,390
	2/13/06					134,286		5,300				135,639
	2/13/06									26,500	42.73	279,541

Anthony G. Tegnelia					80,676	322,705	645,410
	2/13/06					148,572		5,900				150,995
	2/13/06									30,000	42.73	316,461

Bobby J. Griffin					65,417	261,668	523,336
	2/13/06					102,857		4,100				104,928
	2/13/06									20,000	42.73	210,974

[1]	These columns reflect the range of payouts under the 2006 annual cash incentive awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan. Amounts actually earned in 2006 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. The “Target” column also includes the tandem cash portion of the performance-based restricted stock rights granted in 2006. For a more detailed description of the annual cash awards, see the section entitled “Annual Cash Awards” in the Compensation Discussion and Analysis. For a detailed description of the tandem cash award, see “Stock Options and Performance-Based Restricted Stock Rights” in the Compensation Discussion and Analysis.

[2]	This column reflects the target payout under the performance-based restricted stock rights granted in 2006 under the Ryder System, Inc. 2005 Equity Compensation Plan. The performance-based restricted stock rights will payout at target only if our total shareholder return for the three-year period ending on December 31, 2008 meets or exceeds the median total shareholder return of the companies in the S&P 500 over the same period, as discussed in further detail under the heading “Stock Options and Performance-Based Restricted Stock Rights” in the Compensation Discussion and Analysis. There is no threshold or maximum payout. The performance-based restricted stock rights are entitled to receive dividend equivalents.
[3]	Represents time-based restricted stock rights granted to Mr. Jamieson under the Ryder System, Inc. 2005 Equity Compensation Plan when he was hired. The restricted stock rights are entitled to receive dividend equivalents.
[4]	Represents stock options granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The stock options for all of the named executive officers (except for Mr. Jamieson) vest in three equal annual installments beginning on February 13, 2007. Mr. Jamieson’s options vest on March 6, 2009, the third anniversary of the grant date. For a more detailed description of our stock options and stock option granting policies, see the section entitled “Stock Options and Performance-Based Restricted Stock Rights” in the Compensation Discussion and Analysis.
[5]	The exercise price of the stock options granted in 2006 were set as the average of the high and the low sales prices of our common stock on the grant day as required under the Ryder System, Inc. 2005 Equity Compensation Plan. The closing stock price of our common stock was $42.55 on February 13, 2006 and $44.68 on March 6, 2006.
[6]	The grant date fair value of the stock and option awards is determined pursuant to SFAS 123R and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006.
[7]	Mr. Jamieson’s equity awards were approved at the February 13, 2006 Compensation Committee meeting with our annual equity grants. His equity awards were granted and priced as of March 6, 2006, his first day of employment.
[8]	Ms. Leinbach announced her intent to resign from the Company in August 2005 and therefore did not receive any Plan-based awards in 2006.

Outstanding Equity Awards as of December 31, 2006

	Option Awards					Stock Awards

										Equity
										Incentive
										Plan Awards:
									Equity Incentive	Market or
						Number of		Market	Plan Awards:	Payout Value
	Number of					Shares or		Value of	Number of	of Unearned
	Securities	Number of				Units of		Shares or	Unearned	Shares, Units
	Underlying	Securities		Option		Stock That		Units of	Shares, Units	or Other
	Unexercised	Underlying		Exercise	Option	Have Not		Stock That	or Other Rights	Rights That
	Options	Unexercised		Price	Expiration	Vested		Have Not	That Have Not	Have Not
Name	(#)	Options (#)		($)	Date	(#)		Vested[1]($)	Vested[2] (#)	Vested[1]($)

	Exercisable	Unexercisable

Gregory T. Swienton	0	175,000	[3]	42.73	2/13/2013
	58,334	116,666	[4]	44.89	2/10/2012
	100,000	50,000	[5]	36.88	2/12/2011
	100,000	0		22.10	2/13/2010
	38,000	0		26.83	2/14/2009
	210,000	0		16.60	10/10/2010
									20,000	1,021,200
						16,666	[6]	850,966
						5,000	[7]	255,300

Mark T. Jamieson	0	33,000	[8]	44.95	3/6/2013
						9,150	[9]	467,199

Tracy A. Leinbach	0	0				0		0	0	0

Vicki A. O’Meara	0	26,500	[3]	42.73	2/13/2013
	5,000	10,000	[10]	33.19	10/7/2012
	10,000	20,000	[4]	44.89	2/10/2012
	10,000	5,000	[11]	48.54	10/8/2011
	8,333	8,333	[5]	36.88	2/12/2011
	6,667	0		22.10	2/13/2010
									5,300	270,618
						3,333	[12]	170,183
						1,666	[6]	85,066
						3,333	[13]	170,183
						583	[7]	29,768

Anthony G. Tegnelia	0	30,000	[3]	42.73	2/13/2013
	0	10,000	[10]	33.19	10/7/2012
	5,000	10,000	[4]	44.89	2/10/2012
	0	8,333	[5]	36.88	2/12/2011
									5,900	301,254
						10,000	[12]	510,600
						1,333	[6]	68,063
						583	[7]	29,768

Bobby J. Griffin	0	20,000	[3]	42.73	2/13/2013
	5,000	10,000	[4]	44.89	2/10/2012
	0	6,667	[5]	36.88	2/12/2011
									4,100	209,346
						5,000	[12]	255,300
						1,000	[6]	51,060
						500	[7]	25,530

[1]	Based on a stock price of $51.06, which was the closing market price of our common stock on December 29, 2006.

[2]	This column reflects the performance-based restricted stock rights that will vest if our total shareholder return for the three-year period ending December 31, 2008 meets or exceeds the median total shareholder return of the companies in the S&P 500 over the same period.
[3]	These stock options will vest in three annual installments on each of February 13, 2007, February 13, 2008 and February 13, 2009.
[4]	These stock options will vest in two equal installments on February 10, 2007 and February 10, 2008.
[5]	These stock options will vest on February 12, 2007.
[6]	These restricted stock rights will vest in two annual installments on February 10, 2007 and February 10, 2008.
[7]	These restricted stock rights will vest on February 12, 2007.
[8]	These stock options will vest on March 6, 2009.
[9]	These restricted stock rights will vest on March 6, 2009.

[10]	These stock options will vest in two equal installments on October 7, 2007 and October 7, 2008.
[11]	These stock options will vest on October 8, 2007.
[12]	These restricted stock rights will vest in two annual installments on October 7, 2007 and October 7, 2008.
[13]	These restricted stock rights will vest on October 8, 2007.

2006 Option Exercises and Stock Vested

	Option Awards			Stock Awards[1]

	Number of Shares		Value Realized	Number of Shares	Value Realized
	Acquired on Exercise		on Exercise	Acquired on Vesting	on Vesting
Name	(#)		($)[2]	(#)[3]	($)[4]

Gregory T. Swienton	387,700	[5]	8,641,774	16,667	714,098
Mark T. Jamieson	0		0	0	0
Tracy A. Leinbach	75,250		1,131,327	2,084	89,166
Vicki A. O’Meara	0		0	6,917	349,110
Anthony G. Tegnelia	38,333		911,528	6,750	341,906
Bobby J. Griffin	34,999		895,041	4,000	197,645

[1]	This column reflects restricted stock rights previously awarded to the named executive officer that vested during 2006.
[2]	Represents the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.
[3]	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Gregory T. Swienton, 6,073 shares; Tracy Leinbach, 550 shares; Vicki O’Meara, 2,141 shares; Anthony Tegnelia, 2,284 shares; and Bobby Griffin, 1,307 shares.
[4]	Calculated based on the closing market price of Ryder common stock on the vesting date.
[5]	All option exercises by Mr. Swienton were effected pursuant to two Rule 10b5-1 trading plans established by Mr. Swienton on May 27, 2005 and August 2, 2006.
Pension Benefits
We maintain the Ryder System, Inc. Retirement Plan (pension plan) for regular full-time employees other than those who are covered by plans administered by labor unions and certain other non-exempt employees. Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of sixty-five (65), a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45 percent of the first $15,600 of total compensation received during the calendar year, plus 1.85 percent of the portion of such total compensation received during the calendar year in excess of $15,600, during each such year while a pension plan participant. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: salary, annual bonus, overtime, vacation and commission.
Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age sixty-five. If a participant is over age fifty-five and has more than ten years of credited service, he or she is eligible to retire with an unreduced benefit at age sixty-two. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age forty-five or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.
The maximum annual benefit under a qualified defined benefit pension plan is currently $180,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $225,000. We also maintain a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (excess pension plan), which covers those pension plan participants (including each of the named executive officers) whose benefits are reduced by the Internal Revenue Code or other

United States laws. A participant in the excess pension plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.
In January 2007, our Board of Directors approved amendments to our pension and excess pension plans, our 401(k) plan and our deferred compensation plan. As a result of the changes, effective December 31, 2007, the pension and excess pension plans will be frozen for all plan participants (including executive officers) other than those who are eligible to continue to participate as described below. As a result, these employees will cease accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 will be fully preserved, will continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired after January 1, 2007 will be eligible to participate in the pension or excess pension plans.
Effective January 1, 2008, employees who are no longer eligible to continue to earn benefits in the pension plan will automatically participate in an enhanced 401(k) plan and enhanced deferred compensation plan (if eligible). The enhanced 401(k) plan will provide for a (i) company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan, (ii) a 50% company match of employee contributions of up to 5% of eligible pay, subject to IRS limits and (iii) a discretionary company contribution based on our performance. The existing 401(k) plan for pension eligible employees only provides for a discretionary company contribution based on our performance. Effective December 31, 2007, our deferred compensation plan will be amended to provide for company contributions in excess of the applicable IRS limitations under the enhanced 401(k) plan. Employees participating in the enhanced 401(k) plan will also participate in the enhanced deferred compensation plan provided they meet the eligibility requirements.
Current pension plan participants who (1) have earned a minimum of 65 points (calculated as the sum of an employee’s age and years of service with the Company as of December 31, 2007) or (2) have at least 20 years of credited service with the Company as of December 31, 2007 (regardless of age) will have until July 2007 to make a one-time, irrevocable election to continue to earn benefits under the current pension and excess pension plans or transition to the enhanced 401(k) plan and enhanced deferred compensation plan. Based on their age and tenure with the company, Mr. Swienton, Mr. Tegnelia and Mr. Griffin will meet these eligibility criteria and, like all other eligible plan participants, may choose to continue accruing benefits under the pension and excess pension plans.
The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62 and have ten years of service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in note 23 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006.

		Number of	Present Value
		Years Credited	of Accumulated	Payments During Last
Name	Plan Name	Service(#)	Benefit[1]($)	Fiscal Year($)

Gregory T. Swienton	Retirement Plan	8	204,565	0
	Benefit Restoration Plan	8	1,089,266	0

Mark T. Jamieson	Retirement Plan	0	0	0
	Benefit Restoration Plan	0	0	0

Tracy A. Leinbach	Retirement Plan	21	297,141	0
	Benefit Restoration Plan	21	377,400	0

Vicki A. O’Meara	Retirement Plan	10	177,810	0
	Benefit Restoration Plan	10	428,249	0

Anthony G. Tegnelia	Retirement Plan	30	965,597	0
	Benefit Restoration Plan	30	1,118,846	0

Bobby J. Griffin[2]	Retirement Plan	33.33	494,875	0
	Benefit Restoration Plan	33.33	468,901	0

[1]	These assumptions have not been modified to reflect any potential effect of the pension changes approved in January 2007, and discussed above.
[2]	Mr. Griffin joined Ryder in 1986 pursuant to an acquisition, and at such time, he began to participate in the Retirement Plan. He received vesting credit for his years of service at the acquired company.

2006 Nonqualified Deferred Compensation
We maintain a deferred compensation plan for certain employees, including the named executive officers, pursuant to which participants may elect to defer receipt of their cash compensation (including amounts earned under our cash-based long-term incentive plan). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the later to occur of a fixed date, or separation of employment due to retirement, disability or removal, and is payable in a lump sum or, in the event of the employee’s retirement, in installments for a period ranging from 2 to 15 years. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. Our previous deferred compensation plan, in which Mr. Griffin currently participates, entitles all participants to receive interest on deferred amounts at a rate equal to the average annual base (prime) rate, with a minimum of 5% and a maximum of 12%.

	Executive
	Contributions in	Aggregate Earnings
	Last Fiscal	in Last Fiscal	Aggregate Balance at
Name	Year[1]($)	Year[2]($)	Last Fiscal Year-End[3]($)

Gregory T. Swienton	0	0	0
Mark T. Jamieson	0	0	0
Tracy A. Leinbach	0	24,678	338,902
Vicki A. O’Meara	0	112,545	538,729
Anthony G. Tegnelia	0	22,755	134,083
Bobby J. Griffin	143,813	132,927	1,536,694

[1]	The amount reflected in this column was not reported as compensation in our Summary Compensation Table for 2006, as this amount was earned under the 2002-2004 performance cycle of our cash-based long-term incentive plan. Although earned in those years, the amount reflected in this column was not payable to Mr. Griffin until 2006.
[2]	Amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2006, except, with respect to Mr. Griffin, $184 in above-market earnings on deferred compensation.
[3]	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in our Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change of Control
Voluntary Termination and Termination for Cause
In the event an executive officer voluntarily terminates their employment with us, they will not be entitled to receive any severance payments. All unvested equity awards will terminate and the executive officer will have three months from the date of termination to exercise any vested stock options. The executive officer will retain any accrued compensation and benefits to the extent they have vested.
Termination for Death, Disability or Retirement
      Cash. In the event an executive officer retires, he or she will be entitled to receive any accrued compensation and benefits including under our pension and excess pension plans, to the extent such benefits have vested as described in more detail under “Pension Benefits.” In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on their behalf which benefits are equal to three times the executive’s current base salary up to an aggregate of $3 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for eligible beneficiaries, the total cost of which would range from approximately $776 to $1,256 for our named executive officers, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Benefits” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his or her beneficiary) would be entitled to a pro-rata payment under our annual cash awards.
      Equity. Upon death or retirement, all unvested stock options will terminate. Upon disability, stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 29, 2006 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 29, 2006) was as follows: Gregory T. Swienton, $2,888,038; Mark T, Jamieson, $201,630; Vicki A. O’Meara, $653,889; Anthony G. Tegnelia, $608,712; and Bobby Griffin, $322,988. All vested stock options will remain exerciseable for the remainder of the term of the option. Upon death, disability or retirement, a pro-rata portion of any unvested restricted stock rights will vest. The intrinsic value of the pro-rata number of restricted stock rights that would have vested had the death, disability or retirement occurred on December 29, 2006 and assuming, with respect to the performance-based restricted stock rights, that the performance condition is met, is as follows: Gregory T. Swienton, $1,226,196; Mark T. Jamieson, $127,883; Vicki A. O’Meara, $391,978; Anthony G. Tegnelia, $436,247; and Bobby Griffin, $259,666.
Involuntary Termination without Cause and Change of Control
Severance and Change of Control Severance Agreements
Currently, all officers (including all executive officers) are entitled to certain severance benefits under the terms of our severance agreement and change of control benefits under the terms of our change of control severance agreement, forms of which are on file with the SEC. These benefits are described below in more detail.
Ms. Leinbach resigned as our Chief Financial Officer effective March 1, 2006, and accordingly was not entitled to any severance or change of control benefits. Mr. Griffin previously announced his retirement effective on March 30, 2007. He will not be entitled to any severance or change of control severance payments.
During 2006, our Compensation Committee conducted a comprehensive review and evaluation of our severance and change of control severance benefits. In January 2007, based on the results of the Committee’s review, our Board of Directors decided to terminate all existing severance and change of control severance agreements effective January 31, 2008, and adopt a new severance and change of control severance program that would reflect a number of changes to the current severance and change of control severance benefits. Although the Committee and management determined that our current severance and change of control benefits are reasonable, they believe the approved changes are more in line with current market standards and emerging governance trends.
The new severance and change of control severance benefits for the named executive officers, including Mr. Swienton will be provided under new individual severance agreements, a form of which will be filed with the SEC.

Any new executive officers appointed after January 1, 2007 will receive an individual severance and change of control severance agreement containing the new severance and change of control severance benefits.
Following is a description of the current severance and change of control severance benefits (which will be in effect for all current executive officers until January 31, 2008) and the recently approved changes to the severance and change of control severance benefits (which will be in effect for all current officers beginning after January 31, 2008 and for all new executive officers appointed after January 1, 2007).

	Severance Benefits	Change of Control Severance Benefits

Eligibility	If we terminate the executive’s employment for any reason other than death, disability or Cause (as defined in the agreement and discussed below), and certain other requirements are met, we will provide the executive with certain severance benefits.	If we terminate the executive’s employment for any reason other than death, disability or Cause or if the executive terminates his or her employment for Good Reason (as defined in the agreement and discussed below), in each case within three years (referred to as the protection period) after a Change of Control (as defined in the agreement and discussed below) (COC), and certain other requirements are met, we will provide the executive with certain change of control severance benefits.

Approved Change

•The protection period in a COC will be reduced to two years for all executive officers (including the CEO).

Cash Severance	The executive will receive cash severance as follows:	The executive will receive cash severance as follows:

• salary continuation for the applicable severance period (two or three years for all executive officers and three years for the CEO).

• a tenure bonus which is based on the product of the (1) current base salary, (2) current target bonus percentage, (3) three-year average bonus payout percentage, (4) ratio of the executive’s tenure expressed as a percentage of twelve years (and not to exceed 100%) and (5) applicable bonus multiple (one or two times for all executive officers and three times for the CEO).

• lump sum payment equal to the executive’s eligible base salary times the applicable salary multiple (two or three for all executive officers and three for the CEO).

• a tenure bonus which is based on the product of the (1) current base salary, (2) current target bonus percentage, (3) three-year average bonus payout percentage, (4) ratio of the executive’s tenure expressed as a percentage of twelve years (and not to exceed 100%) and (5) applicable bonus multiple (one or two times for all executive officers and three times for the CEO).

• an additional COC bonus equal to the greater of 120% of the target payout or the actual payout for the year the change of control occurs.

	Approved Change	Approved Change

• The severance period for all executive officers (other than the CEO) will be 18 months. The severance period for the CEO will be 30 months.

• The bonus will be equal to the target bonus amount for the year in which the termination occurs times the applicable bonus multiple (which will be 1.5 times for

• The salary multiple for all executive officers (other than the CEO) will be two times and for the CEO will be three times.

• The bonus will be equal to the target bonus amount for the year in which the termination occurs times the applicable bonus multiple (which will be 2 times for all executive officers and 3 times for the

	Severance Benefits	Change of Control Severance Benefits

	all executive officers and 2.5 times for the CEO).	CEO). • The COC bonus will be eliminated.

Benefits	The executive will be entitled to benefits as follows:

• continuation of all medical, dental and prescription insurance plans and programs and other similar plans and programs until the earlier of the end of the applicable severance period or the executive officer’s eligibility to receive benefits from another employer.

• continuation of executive life and supplemental disability insurance until the end of the relevant severance period.

• outplacement services comprised of services under a company-sponsored program and reimbursement for expenses up to a maximum of $20,000 for all executive officers (other than the CEO, whose maximum is $30,000).

Approved Change

• Outplacement expense reimbursement will be eliminated.

Perquisites	The executive will receive the following perquisites:

• car allowance until the end of the applicable severance period.

• financial planning allowance and executive perquisite for the year in which the termination occurs (if not already paid) and for an additional one year period.

Approved Change

• All perquisites will be eliminated.

Tax Gross-Up	Executive is entitled to tax gross-up on executive perquisite.	Executive officers are entitled to a full tax gross-up on all severance benefits.

	Approved Change	Approved Change

	• The tax gross-up will be eliminated.	• The tax gross-up will include a 10% cutback feature.

Cause	“Cause” generally means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; and any other activity which would constitute cause.	“Cause” generally means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; and willful failure to report to work for more than 30 days.

	Approved Change	Approved Change

	• Cause will also include a material violation of our Principles of Business Conduct and willful failure to perform his or her duties.	• Cause will also include a willful failure to perform his or her duties.

Good Reason	Not Applicable	“Good Reason” generally means a reduction in compensation; transferring the executive more than 15 miles; failure to obtain a successor’s agreement to honor the Change of Control Agreement; failure to pay certain change of control severance benefits into a trust; termination of employment not done in accordance with the agreement; and any material change in duties or any other material adverse change in the terms and

	Severance Benefits	Change of Control Severance Benefits

conditions of the executive officer’s employment.

Approved Change

• Good Reason will require a 50 mile relocation; a change in title or reporting relationship will not constitute Good Reason.

Change of Control	Not Applicable	“Change of Control” generally means the acquisition of 20% or more of the combined voting power of our common stock; a 2/3 change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 20% or more of the voting power of our common stock by one person or a 2/3 change in the composition of the Board; a liquidation or dissolution of our company; or a sale of substantially all of our assets.

Approved Change

• The acquisition trigger will be increased from 20% to 30% and the continuity of the Board trigger will be reduced from a two-thirds change to a majority change.

The current severance agreements and change of control severance agreements contain, and the new agreements will contain, confidentiality, non-competition, non-solicitation and release provisions.
Severance and Change of Control Benefits under Equity, Incentive Compensation and Retirement Plans
Our executive officers (including all of our named executive officers) are also entitled to certain severance and change of control severance benefits under the terms of our equity, deferred compensation, cash-based long-term incentive plans, and pension plan and excess pension plan. Specifically, (i) our previous equity plans provide for continued vesting of equity awards during the relevant severance period and for accelerated vesting of outstanding equity awards upon a change of control (single-trigger), (ii) our current equity plan provides for accelerated vesting of outstanding equity awards upon a change of control (single-trigger), but does not provide for continued vesting during the severance period, (iii) upon a change of control, all deferred compensation amounts and all amounts previously earned but not paid under our cash-based long-term incentive plan are paid to the executive and (iv) upon a change of control, accrued benefits under our excess pension plan are immediately paid.
The estimated payments and benefits that would be provided to each named executive officer as the result of involuntary termination without cause or the occurrence of a change of control are set forth in the table below. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 29, 2006 and (ii) the per share price of our common stock is $51.06, the closing price on December 29, 2006.

		Triggering Event

			Change in
		Involuntary	Control
		Termination	without	Change in Control
	Compensation	without Cause	Termination	with Termination
Name	Components	($)	($)	($)

Gregory T. Swienton	Cash Severance[1]	4,447,605	0	5,467,605
	Intrinsic Value of Equity[2]	1,429,413	5,015,504	5,015,504
	Retirement Benefits[3]	0	317,024	327,666
	Welfare Benefits[4]	13,950	0	13,950
	Perquisites[5]	100,800	0	117,300
	Gross-up6	4,302	0	2,604,235

	Total Benefit to Employee	5,996,070	5,332,528	13,546,260

Mark T. Jamieson	Cash Severance[1]	1,483,942	0	1,911,442
	Intrinsic Value of Equity[2]	0	668,829	668,829
	Retirement Benefits[3]	0	0	0
	Welfare Benefits[4]	21,996	0	21,996
	Perquisites[5]	88,300	0	114,800
	Gross-up6	1,798	0	1,054,605

	Total Benefit to Employee	1,596,036	668,829	3,771,672

Vicki A. O’Meara	Cash Severance[1]	2,168,931	0	2,610,831
	Intrinsic Value of Equity[2]	254,262	1,379,707	1,379,707
	Retirement Benefits[3]	0	123,346	133,049
	Welfare Benefits[4]	22,590	0	22,590
	Perquisites[5]	88,300	0	114,800
	Gross-up6	2,868	0	0

	Total Benefit to Employee	2,536,951	1,503,053	4,260,977

Anthony G. Tegnelia	Cash Severance[1]	2,118,185	0	2,506,985
	Intrinsic Value of Equity[2]	179,912	1,518,397	1,518,397
	Retirement Benefits[3]	0	247,815	247,815
	Welfare Benefits[4]	21,636	0	21,636
	Perquisites[5]	88,300	0	114,800
	Gross-up6	2,868	0	1,111,407

	Total Benefit to Employee	2,410,901	1,766,212	5,521,040

Bobby J. Griffin	Cash Severance[1]	1,323,840	0	1,638,840
	Intrinsic Value of Equity[2]	156,288	864,224	864,224
	Retirement Benefits[3]	0	122,320	136,397
	Welfare Benefits[4]	14,616	0	14,616
	Perquisites[5]	78,700	0	80,200
	Gross-up6	2,868	0	0

	Total Benefit to Employee	1,576,312	986,544	2,734,277

[1]	Cash severance includes: (i) base salary; (ii) a tenure related bonus; and (iii) in a change of control scenario, a COC bonus (calculated assuming 120% of the target payout), all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the tenure related bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a change of control, all payments are made in a lump sum shortly after termination.
[2]	The intrinsic value of the equity under an involuntary termination without cause reflects the intrinsic value of the equity awards that continue to vest during the severance period as provided under our previous equity plans. Under a change of control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 29, 2006 ($51.06).

[3]	This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the excess pension plan in the event of a change of control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a change of control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2006.
[4]	Amounts are based on the current cost to us of providing the named executive’s current health, dental and prescription insurance coverage during the severance period as described above. We continue to pay the employer portion of the welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions.
[5]	Perquisites continue for the length of the severance period except for the executive allowance and the financial planning/tax preparation allowance, which continue for one year only, assuming termination on December 29, 2006 as described above. In the event of termination in connection with a change of control, such payments are made in a lump sum shortly after termination.
[6]	In the event of an involuntary termination without cause, a tax gross-up applies only to the executive allowance. In the case of a termination in connection with a change of control, the tax gross-up applies to all payments and benefits. The tax gross-up payment is made in a lump sum to the employee shortly after termination.

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objective of the compensation program for our Board of Directors is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibility to oversee management with the goal of enhancing long-term value for our shareholders and ensuring the continuity and vitality of our company. The program is also designed to recognize the increasing time commitment and potential liability associated with serving on the board of directors of a public company. Directors who are our employees receive no compensation or benefits for service as a director other than the right to participate in our Matching Gifts to Education Program and Directors’ Charitable Awards Program, as described below.
Our directors are paid an annual retainer equal to $32,000 per year in January. The directors are given the option to receive all or any portion of their annual retainer in Ryder common stock that cannot be sold until six months after the date on which the person ceases to be a director. The directors also receive meeting fees equal to $35,000 per year paid in May of each year. If a director attends more than eight Board meetings or more than eight Committee meetings, in December of each year, he or she will receive $1,000 for each additional Board or Committee meeting attended during the year. The Chairs of the Compensation Committee, Finance Committee and Governance Committee each receive an additional $5,000 per year in Chair fees. The Chair of the Audit Committee receives an additional $10,000 per year. Chair fees are paid in May of each year and are prorated based on time served in the Chair position.
The directors receive $80,000 in restricted stock units annually on the date of our Annual Shareholders Meeting in May. The number of restricted stock units granted is based on the average of the high and low sale price of Ryder common stock on the date of grant. The restricted stock units vest and are paid (either as a lump sum or in annual installments) upon termination of a director’s service on the Board. The initial grant of restricted stock units will not vest unless the director has served a minimum of one year. The units receive dividend equivalents which are reinvested through our Dividend Reinvestment Program, but do not have voting rights. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will vest and be paid to the director in a lump sum. We previously granted stock options to our directors, but have not granted stock options to directors since May 2004.
Directors may elect to defer receipt of their cash retainer and meeting and other fees, which deferred amounts are part of Ryder’s general assets and are credited with earnings based on several investment options selected by the director (including Ryder common stock). The compensation may be deferred until the later to occur of a fixed date or termination of Board service, and is payable in a lump sum or in installments. Upon a change of control of Ryder, however, all deferred amounts will be paid immediately in a lump sum. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan.
We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000, in ten annual installments in the director’s name following the director’s death. The program may be funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005, including Mr. Swienton, currently participate in the program. Directors may also participate in our matching gifts to education program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.
2006 Director Compensation
The amounts reflected in columns (c) and (d) below do not reflect compensation actually received by the directors during 2006. Instead, the amounts in column (c) reflect the compensation cost recognized by us in fiscal year 2006 for financial statement reporting purposes in accordance with SFAS 123R for (i) stock granted to directors in and prior to 2006 in lieu of their annual cash retainer, (ii) restricted stock units granted to the directors in and prior to 2006 and (iii) dividends on the restricted stock units granted to directors in and prior to 2006. The amounts in column (d) reflect the compensation costs recognized by us in fiscal year 2006 for financial statement reporting purposes in accordance with SFAS 123R for stock options granted prior to 2006. No stock options have been granted since May 2004.
Because the directors are not entitled to receive the stock underlying the stock awards until such time as the director leaves the Board, a key assumption in calculating our compensation cost is that the director will not receive the stock until such time as he or she retires from the Board at age 72. As such, the amounts in column (c) will necessarily vary based on the director’s age. In addition, the amounts reflected in this column will reflect the director’s tenure on the Board because a director who has served on the Board for a longer period of time will own more stock than directors that have recently joined the Board. For additional information regarding the assumptions made in calculating the amounts reflected in columns (c) and (d), see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 22 to our audited consolidated financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006.

	(b)	(c)	(d)
	Fees Earned	Stock	Option	(e)	(f)
(a)	or Paid in Cash	Awards	Awards	All Other	Total
Name	($)[1,2,3]	($)[4]	($)[4]	Compensation($)[5]	($)

John M. Berra	70,333	12,154	12,498	17,414	112,399
David I. Fuente	68,667	16,630	13,842	17,210	116,349
L. Patrick Hassey	67,000	4,358	0	0	71,358
Lynn M. Martin	68,667	44,412	13,842	17,098	144,019
Daniel H. Mudd	68,000	7,064	13,842	6,960	95,866
Eugene A. Renna	71,333	15,955	13,842	7,590	108,720
Abbie J. Smith	74,667	8,505	12,498	7,414	103,084
E. Follin Smith	68,000	3,409	0	9,747	81,156
Hansel E. Tookes, II	73,000	12,547	13,842	6,960	106,349
Christine A. Varney	70,333	8,896	13,842	7,285	100,356

[1]	Includes meeting fees of $35,000 per year plus an annual retainer of $32,000; provided that certain directors elected to receive a portion of their annual retainer in stock as follows:

	2006 Cash Deferred	Number of Shares

John M. Berra	$15,971	396
Daniel H. Mudd	$7,985	198
Abbie J. Smith	$31,982	793
E. Follin Smith	$15,971	396

[2]	Includes pro-rated Committee Chair fees as follows: Mr. Berra, $3,333; Mr. Fuente, $1,667; Ms. Martin, $1,667; Mr. Renna, $3,333; Ms. A. Smith, $6,667; Mr. Tookes, $5,000; and Ms. Varney, $3,333.
[3]	This column includes an additional meeting fee of $1,000, paid to members of the Audit Committee, as follows: Mr. Mudd, $1,000; Mr. Renna, $1,000; Ms. A. Smith, $1,000; Ms. E. Smith, $1,000; and Mr. Tookes, $1,000.

[4]	The following table sets forth each director’s outstanding stock and option awards as of December 31, 2006, the director’s years of service, the director’s expected remaining tenure on the Board (assuming he or she retires at age 72) and the grant date fair value of the annual stock award granted to the director in fiscal year 2006 calculated in accordance with SFAS 123R:

					Grant Date
					Fair Value of
	Outstanding	Outstanding	Years of	Years to	2006 Annual
	Stock Awards	Option Awards	Service	Retirement	Stock Awards

John M. Berra	5,902	5,000	3	12	$79,967
David I. Fuente	10,529	23,500	8	10	$79,967
L. Patrick Hassey	1,504	0	1	11	$79,967
Lynn M. Martin	11,503	14,500	13	5	$79,967
Daniel H. Mudd	7,320	10,000	4	23	$79,967
Eugene A Renna	5,325	6,667	4	9	$79,967
Abbie J. Smith	6,638	5,000	3	18	$79,967
E. Follin Smith	2,885	0	1	25	$79,967
Hansel E. Tookes	6,444	10,000	4	13	$79,967
Christine A. Varney	11,031	15,000	8	21	$79,967

[5]	Consists of (i) benefits under the Company’s Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Fuente, $7,210; Ms. Martin, $7,098; Mr. Mudd, $6,960; Mr. Renna, $7,590; Ms. A. Smith, $7,414; Mr. Tookes, $6,960; and Ms. Varney, $4,785. Payments made by the Company through its Matching Gifts to Education program were as follows: Mr. Berra, $10,000; Mr. Fuente, $10,000; Ms. Martin, $10,000; Ms. E. Smith, $9,747; and Ms. Varney, $2,500. As a Director, Mr. Swienton also participates in the Matching Gifts to Education program (at the $10,000 level) and the Directors’ Charitable Award Program. The amounts paid on behalf of Mr. Swienton in connection with these programs are reflected in the Summary Compensation Table on page 33.
Stock Ownership Requirements
To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors. Directors are expected to own Ryder stock or stock equivalents having a minimum value equal to one times such director’s total annual compensation (approximately $150,000 in 2006). The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2006, all directors were in compliance with their stock ownership requirements.

002CS-13501	Ryder System, Inc. 11690 N.W. 105th Street Miami, Florida 33178 www.ryder.com

Annual Meeting Proxy Card	123456	C0123456789	12345

▼     IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 — Luis P. Nieto, Jr. (term expiring in 2009*)	☐	☐	02 — David I. Fuente (term expiring in 2010*)	☐	☐	03 — Eugene A. Renna (term expiring in 2010*)	☐	☐

04 — Abbie J. Smith (term expiring in 2010*)	☐	☐	05 — Christine A. Varney (term expiring in 2010*)	☐	☐

* Term to expire at the Annual Meeting of Shareholders.

	For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐
I hereby authorize the proxy committee, in their discretion, to vote for an alternate director nominee if any nominee listed herein is unavailable, and to use their discretion to vote on any other matters that may be properly presented before the Annual Meeting and at any adjournment of the Annual Meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Directions to the Annual Meeting
Directions: Take State Road 836 to Red Road (57th Avenue) South.
Turn Left on Blue Lagoon Drive.
▼     IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

Proxy — Ryder System, Inc.

ANNUAL MEETING — MAY 4, 2007
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Gregory T. Swienton, Mark T. Jamieson and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 9, 2007, during or at any adjournment of the Annual Meeting of Shareholders to be held at 11:00 a.m., EDT at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126 on Friday, May 4, 2007.
ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY COMMITTEE MAY VOTE YOUR SHARES.
If you want to vote in accordance with the recommendations of the Board of Directors, simply sign on the reverse side and return this card.
The Board of Directors recommends a vote “FOR” Proposals 1 and 2.
Regardless of whether or not you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (on the reverse side) in the enclosed envelope. Thank you for your attention to this important matter.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS - If you would like to receive Ryder’s proxy materials more quickly and reduce the costs of printing and mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.